UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Uber Technologies, Inc.

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April 23, 2022

This feedback statement contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: a tax case before the UK tax authority, developments in the COVID-19 pandemic and the resulting impact on our business and operations, competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments. In addition, other potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and other filings made with the Securities and Exchange Commission. All information provided in this feedback statement is as of the date of this feedback statement and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this feedback statement, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

We appreciate the opportunity to respond directly to Glass Lewis’ Proxy Paper recommendations. We are focusing our response on the shareholder proposal requesting annual reporting on lobbying activities, to be voted at Uber’s 2022 Annual Meeting of Stockholders. (Proposal 4)

Uber’s Approach to Participation in the Political and Legislative Process

As described in our proxy statement, we firmly believe that active participation in the political and legislative process benefits Uber, its stockholders, and its stakeholders. Policy decisions can, and do, impact company strategies and operations in positive and negative ways, and it is precisely because of this that we believe it is critical that Uber actively advocates on behalf of the company and its stakeholders. This belief is supported by strong governance and transparency around our political activities.

Our Board recommended a vote against the shareholder proposal because it is unnecessary in light of our existing risk management practices and current high level of transparency and accountability around political and lobbying activities and expenditures.

As requested by the proposal, our Board already ensures alignment between Uber’s lobbying and political spending activities and Uber’s strategy and cultural values. Specifically:

●	Our Board’s Nominating and Governance Committee oversees corporate political activities and contributions and lobbying activities and receives reports on these matters at least annually.

●	Use of company funds for U.S. political contributions or trade association memberships require approval in advance by Uber’s Government Affairs Committee.

●	We voluntarily disclose a report of Uber’s U.S. political engagement, available on our website, which includes:
○	A summary of Uber’s U.S. Corporate Political Activity Policy;
○	Uber’s U.S. corporate political contributions;
○	Uber’s U.S. corporate independent expenditures;
○	A list of Uber’s memberships in trade associations initiated by Policy teams in the United States where dues paid were $50,000 and above in a semi-annual period and may be used for lobbying; and
○	Aggregated, reported federal lobbying expenses, as well as aggregated reported lobbying expenses at the state and local level.

Glass Lewis’ Vote Recommendation

Glass Lewis’ vote FOR recommendation is primarily based on its view that Uber should disclose more given its “controversial lobbying” for Proposition 22 in California in 2020. However, Proposition 22 was a ballot initiative – not a lobbying activity – for which Uber disclosed all of its contributions, as required by law, and which can be found in California campaign finance disclosures. In addition, Proposition 22 passed with overwhelming support from drivers and over 58% of California voters. It represents a momentous win for app-based workers and may have positive impacts elsewhere in the U.S. and around the world. Proposition 22 offers historic new benefits and protections for app-based workers in the state, including an earnings guarantee, a healthcare stipend consistent with employer contributions under the Affordable Care Act, occupational accident insurance to cover on-the-job injuries, and automobile accident and liability insurance, among other benefits and protections. Proposition 22 is a prime example of Uber elevating and advocating for the voices of platform workers -- the vast majority of whom want to stay independent contractors, according to survey after survey.

Our management engages regularly with the Board on our policy priorities and strategies. In 2021, Uber’s key public policy and lobbying priorities included: protecting driver and courier flexibility, extending new benefits and protections to independent contractors, addressing regulations on app-based delivery and mobility services, as well as responding to, and supporting, cities and states as they address the myriad challenges brought forth by COVID-19. We believe that our engagement as a company on these issues helped preserve and grow shareholder value, particularly in light of the Proposition 22 vote, which we believe benefitted drivers, consumers, the company, and investors.

We believe that Uber’s Board oversight of political and lobbying activities is meaningful and appropriate. Not only is our disclosure readily accessible but, according to Glass Lewis’ own analysis, it “leads peers in disclosing an itemized list of direct and list of indirect political contributions.” And we also believe our political advocacy activities are already strongly aligned with our business strategy, the interests of our stakeholders, and the creation of shareholder value.

Given Uber’s existing Board oversight and leading transparency, Uber’s Board recommends that investors vote AGAINST Proposal 4.

Please contact investor@uber.com with any questions regarding this feedback statement.

Sincerely,

/s/ Tammy Albarran

Tammy Albarran

Vice President, Chief Deputy General Counsel and Deputy Corporate Secretary

Uber Technologies, Inc.